Free Writing Prospectus
                                                      Filed Pursuant to Rule 433
                                                      File Number: 333-130684-21

December 13, 2006

UPDATE to Free Writing Prospectus dated December 6, 2006 (the "INITIAL FWP")


Morgan Stanley Capital I Trust 2006-IQ12, Commercial Mortgage Pass-Through Certificates, Series 2006-IQ12

GENERAL UPDATE

1. Merrill Lynch, Pierce, Fenner & Smith Incorporated No Longer a Co-Manager. Merrill Lynch, Pierce, Fenner & Smith Incorporated will no longer act as a co-manager of the Class A-4 Certificates. Merrill Lynch, Pierce, Fenner & Smith Incorporated will continue to act as a co-manager with respect to the other Classes of Offered Certificates. Morgan Stanley & Co. Incorporated will act as co-lead manager and sole bookrunner with respect to all Classes of Offered Certificates; LaSalle Financial Services, Inc. will act as co-lead manager with respect to all Classes of Offered Certificates; and Greenwich Capital Markets, Inc. and SunTrust Capital Markets, Inc. will act as co-managers with respect to all Classes of Offered Certificates.

STRUCTURAL UPDATE

1. Addition of Class A-MFL Certificates and Reduction of Balance of Class A-M Certificates. The Approximate Principal Balance of the Class A-M Certificates will be $173,031,000. A new Class of Certificates, the Class A-MFL, with an Approximate Principal Balance of $100,000,000 will be offered, which will receive payments and be allocated losses on a pari passu basis with the Class A-M Certificates. Additional information with respect to the Class A-MFL Certificates is set forth on Attachment A hereto.

COLLATERAL UPDATE

1. Yield Maintenance Formula for Mortgage Loan No. 139 (Lakewood House) and Mortgage Loan No. 199 (Meadow Park Apartments). The yield maintenance formula for each of Mortgage Loan No. 139 and Mortgage Loan No. 199 is "D", which is defined as follows:

A prepayment consideration equal to the greater of (A) 1.0% of the outstanding principal balance of the loan on the date of prepayment and (B) a yield maintenance amount equal to an amount, never less than zero, equal to (x) the present value as of the date such prepayment or proceeds are received of the remaining scheduled payments of principal and interest from the date such payment or proceeds are received through the originally scheduled maturity date (including any balloon payment) determined by discounting such payments at a "Discount Rate" less (y) the amount of the payment of proceeds received by the lender. "Discount Rate" for purposes of this calculation means the rate which, when compounded monthly, is equivalent to the "Treasury Rate", when compounded semi-annually. "Treasury Rate" for purposes of this calculation means the yield calculated by interpolation of the yields, as reported in Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading "U.S. Government Securities/Treasury Constant Maturities" for the week ending prior to the date such payment or proceeds are received, of U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the maturity date as set forth in the note (in the event Release
H.15 is no longer published, the lender will select a comparable publication to determine the "Treasury Rate"). All percentages, for purposes of this calculation, will be rounded to the nearest one hundred thousandth percent and dollar amounts will be rounded to the nearest whole dollar.

2. Yield Maintenance Formula for Mortgage Loan No. 300 (7th & Greentree Retail). The yield maintenance formula for Mortgage Loan No. 300 is "M", which is defined as follows:

A prepayment consideration equal to the greater of (A) 1.0% of the outstanding principal balance of the loan on the date of prepayment and (B) a yield maintenance amount equal to an amount, never less than zero, equal to (x) the present value as of the date such prepayment or proceeds are received of the remaining scheduled payments of principal and interest form the date such payment or proceeds are received through the maturity date, discounted at the "Treasury Rate" (including any balloon payment) determined by discounting such payments at the "Discount Rate" less (y) the amount of the payment of proceeds received by the lender. "Discount Rate" for purposes of this calculation means the rate which, when compounded monthly, is equivalent to the "Treasury Rate", when compounded semi-annually. "Treasury Rate" for purposes of this calculation is the yield calculated by the interpolation of the yields, as reported in Federal Reserve Statistical Release H. 15-Selected Interest Rates under the heading "U.S. Government Securities/Treasury Constant Maturities" for the week ending prior to the date such payment or proceeds are received, of U.S. Treasury constant maturity dates (one longer and one shorter) most nearly approximating the maturity date as set forth in the note (in the event Release H. 15 is no longer published, the lender shall select a comparable publication to determine the "Treasury Rate"). All percentages, for purposes of this calculation, will be rounded to the nearest one hundred thousandth percent and dollar amounts will be rounded to the nearest whole dollar.

3. Open and Defeasance Periods for Mortgage Loan No. 105 (Harbor Pointe), Mortgage Loan No. 108 (Creekwood Landing) and Mortgage Loan No. 116 (Colony Oaks by the Bay Apartments). Each of Mortgage Loan No. 105, Mortgage Loan No. 108 and Mortgage Loan No. 116 have an "Open" period of 2 and a "Defeasance" period of 92.

4. Lockbox Status and Lockbox Type for Mortgage Loan No. 41 (Riverwood Corporate Center). With respect to Mortgage Loan No. 41 the "Lockbox Status" is "In Place" and the "Lockbox Type" is "Hard".

5. Administrative Cost Rate of Mortgage Loan No. 49 (Devlin's Pointe Apartments). The Administrative Cost Rate with respect to Mortgage Loan No. 49 is 8.075 bps.

6. Property Type and Property Subtype of Mortgage Loan No. 161 (Lowe's-Nampa). With respect to Mortgage Loan No. 161, the "Property Type" is "Other" and the "Property Subtype" is "Leased Fee".

7. Collateral Release Language for Mortgage Loan No. 40 (Meridian Plaza). The description of the collateral release provision for Mortgage Loan No. 40 is as follows:

With respect to Mortgage Loan No. 40, Meridian Plaza, the loan allows the borrower to choose the release of one of three parcels of land through partial defeasance, subject to the satisfaction of certain conditions including, but not limited to: (i) the borrower pays 100% of the loan amount allocated to the released parcel, (ii) the DSCR with respect to the remaining parcels is not less than 1.35x and (iii) the LTV with respect to the remaining parcels is not greater than 70%.

Morgan Stanley Capital I Inc. (the "Depositor") has filed a registration statement (including a prospectus) (SEC File no. 333-130684) with the SEC for the new offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-866-718-1649.

This free writing prospectus does not contain all information that is required to be included in a prospectus required to be filed as part of a registration statement. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the Certificates, supersedes any conflicting information contained in any prior similar materials relating to the Certificates. The information in this free writing prospectus may be amended or supplemented. This free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued. Any such offer to purchase made by you will not constitute a contractual commitment by you to purchase or give rise to an obligation by the underwriters to sell any of the Certificates, until the underwriters have accepted your offer to purchase Certificates; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us.

You are advised that the terms of the Certificates, and the characteristics of the mortgage loan pool backing them, may change(due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of Certificates may be split, combined or eliminated), at any time prior to the time sales to purchasers of the Certificates will first be made. You are advised that Certificates may not be issued that have the characteristics described in these materials. The underwriter's obligation to sell such Certificates to you is conditioned on the mortgage loans and Certificates having the characteristics described in these materials. If a material change does occur with respect to such Certificates, our contract will terminate, by its terms, without any further obligation or liability between us (an "Automatic Termination"). If an Automatic Termination does occur, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the Certificates which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

This free writing prospectus was prepared on the basis of certain assumptions (including, in certain cases, assumptions specified by the recipient hereof) regarding the pool assets and structure, including payments, interest rates, weighted average lives and weighted average loan age, loss, spreads, market availability and other matters. The actual amount, rate or timing of payments on any of the underlying assets may be different, and sometimes materially different than anticipated, and therefore the pricing, payment or yield information regarding the Certificates may be different from the information provided herein. There can be no assurance that actual pricing will be completed at the indicated value(s). In addition, pricing of the Certificates may vary significantly from the information contained in this free writing prospectus as a result of various factors, including, without limitation, prevailing credit spreads, market positioning, financing costs, hedging costs and risk and use of capital and profit. The pricing estimates contained herein may vary during the course of any particular day and from day to day. You should consult with your own accounting or other advisors as to the adequacy of the information in this free writing prospectus for your purposes.

                      ------------------------------------

                             IRS CIRCULAR 230 NOTICE

THIS FREE WRITING PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES. THIS FREE WRITING PROSPECTUS IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

                      ------------------------------------

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

                                  Attachment A

                            Class A-MFL Certificates

General

The Morgan Stanley Capital I Trust 2006-IQ12, Commercial Mortgage Pass-Through Certificates, Series 2006-IQ12 will include a class of certificates (the "Class A-MFL Certificates") that entitles its holders to payments of interest based on a floating rate. The trust fund will include a swap agreement that will relate to the Class A-MFL Certificates. Morgan Stanley Capital Services Inc., an affiliate of the depositor, one of the mortgage loan sellers and one of the underwriters, will be the counterparty under that swap agreement (the "Swap Counterparty").

The Class A-MFL Certificates will represent interests in a grantor trust, the assets of which will include, among other things, an uncertificated REMIC regular interest, designated as the class A-MFL regular interest, and the rights and obligations under the swap agreement. For so long as it is in effect, the swap agreement will provide, among other things, that amounts payable as interest with respect to the class A-MFL regular interest will be exchanged for amounts payable as interest under the swap agreement, with payments to be made between the swap counterparty and the trustee on behalf of the holders of the Class A-MFL Certificates on a net basis.

Investing in the Class A-MFL Certificates Involves Certain Risks

Defaults under Swap Contracts
May Adversely Affect Payments
On the Class A-MFL Certificates   The trust will have the benefit of a swap
                                  contract with the Swap Counterparty. Morgan
                                  Stanley, who has guaranteed the obligations of the Swap Counterparty under the swap contract, currently has a long-term rating of "AA-" by Fitch and "A+" by S&P and a short-term rating of "F1+" by Fitch and "A1" by S&P. Because the Class A-MFL Regular Interests accrue interest at a fixed rate of interest subject to a maximum pass-through rate equal to the weighted average net mortgage rate, the ability of the holders of the Class A-MFL
                                  Certificates to receive the payment of
                                  interest at the designated pass-through rate
                                  (which payment of interest may be reduced in certain circumstances as described in this prospectus supplement) will depend on payment by the Swap Counterparty pursuant to the applicable swap contract. See "Description of the Swap Contracts--The Swap Counterparty."
                                  There can be no assurance, however, that the guarantor of the Swap Counterparty's obligations under the swap contracts will maintain its ratings or have sufficient assets or otherwise be able to fulfill its obligations under the swap contracts. If the Swap Counterparty guarantor's long-term rating is not at least "A-" by Fitch or "A" by S&P (a
                                  "Rating Agency Trigger Event"), the Swap
                                  Counterparty will be required to post
                                  collateral, find a replacement Swap
                                  Counterparty that would not cause another
                                  Rating Agency Trigger Event or enter into any other arrangement satisfactory to Fitch and Moody's. In the event that the Swap
                                  Counterparty fails to, among other things, either post acceptable collateral, find an acceptable replacement swap counterparty or enter into any other arrangement satisfactory to Fitch and S&P after a Rating Agency Trigger
                                  Event (a "Swap Default", then the paying agent will be required to take such actions
                                  (following the expiration of any applicable grace period), unless otherwise directed in writing by the holders of 100% of the Class
                                  A-MFL Certificates to enforce the rights of the trust under the applicable swap contract as may be permitted by the terms of the applicable swap contract and the Pooling and Servicing Agreement and use any termination payments received from the Swap Counterparty
                                  (as described in this prospectus supplement) to enter into a replacement interest rate swap contract on substantially identical terms. The costs and expenses incurred by the paying agent in connection with enforcing the rights of the trust under either swap contract will be reimbursable to the trustee out of amounts otherwise payable to the Class A-MFL
                                  Certificates to the extent not reimbursed by the applicable swap counterparty or payable out of net proceeds of the liquidation of the applicable swap contract. If the costs attributable to entering into a replacement interest rate swap contract would exceed the net proceeds of the liquidation of the applicable swap contract, a replacement interest rate swap contract will not be entered into and any such proceeds will instead be distributed to the holders of the Class A-MFL Certificates. Following the termination of a swap contract (and during the period when the trust is pursuing remedies under the swap contract), or if a Swap Default or other default or event of termination under the applicable swap contract occurs and is continuing, the Class A-MFL Interest
                                  Distribution Amount will be equal to the Distributable Certificate Interest Amount (as defined in this prospectus supplement) in respect of the Class A-MFL Regular Interest, respectively, and the Class A-MFL Certificates will accrue interest at the same rate, on the same basis and in the same manner as the Class
                                  A-MFL Regular Interest. A conversion to a fixed rate might result in a temporary delay of the holders of the Class A-MFL Certificates to receive payment of the related
                                  Distributable Certificate Interest Amount if
                                  DTC is not provided with sufficient notice of the resulting change in the payment terms of the Class A-MFL Certificates.

                                  Distributions on the Class A-MFL Regular
                                  Interest will be subject to a maximum
                                  pass-through rate equal to the weighted
                                  average net mortgage rate. If the weighted average net mortgage rate drops below the fixed rate on the Class A-MFL Regular Interest the amount paid to the Swap Counterparty will be reduced and interest payments by the Swap Counterparty under the applicable swap contract will be reduced, on a dollar-for-dollar basis, by an amount equal to the difference between the amount actually paid to the Swap Counterparty and the amount that would have been paid if the weighted average net mortgage rate had not dropped below such fixed rate. This will result in a corresponding reduction in the amounts paid by the Swap Counterparty pursuant to the applicable swap contract, which will result in a reduced interest payment on the Class A-MFL Certificates. The ratings of the Class A-MFL Certificates do not represent any assessment as to whether the floating rate of interest on such class will convert to a fixed rate, and only represent the likelihood of the receipt of interest at a rate equal to the lesser of _____% and the weighted average net mortgage rate (adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day-months). See "Ratings" in the prospectus supplement.

                                  In addition, if the funds allocated to payment of interest distributions on the Class A-MFL Regular Interest are insufficient to make all required interest payments on the Class A-MFL Regular Interest, the amount paid to the Swap Counterparty will be reduced and interest paid by the Swap Counterparty under the applicable swap contract will be reduced, on a dollar-for-dollar basis, by an amount equal to the difference between the amount actually paid to the Swap Counterparty and the amount that would have been paid if the funds allocated to payment of interest distributions on the Class A-MFL Regular Interest had been sufficient to make all required interest payments on the Class A-MFL Regular Interest. As a result, the holders of the Class A-MFL Certificates may experience an interest shortfall. See "Description of the Swap Contracts" in the prospectus supplement

Sensitivity to LIBOR and Yield
Considerations
                                  The yield to investors in the Class A-MFL
                                  Certificates will be highly sensitive to changes in the level of one-month LIBOR. Investors in the Class A-MFL Certificates should consider the risk that lower than anticipated levels of one-month LIBOR could result in actual yields that are lower than anticipated yields on the Class A-MFL Certificates.

                                  In addition, because interest payments on the Class A-MFL Certificates may be reduced or the pass-through rate may convert to a fixed rate, subject to a maximum pass-through rate equal to the weighted average net mortgage rate, in connection with certain events discussed in this prospectus supplement, the yield to investors in the Class A-MFL Certificates under such circumstances may not be as high as that offered by other LIBOR-based investments that are not subject to such interest rate restrictions.

                                  In general, the earlier a change in the level of one-month LIBOR, the greater the effect on the yield to maturity to an investor in the Class A-MFL Certificates. As a result, the effect on such investor's yield to maturity of a level of one-month LIBOR that is higher (or lower) than the rate anticipated by such investor during the period immediately following the issuance of the Class A-MFL Certificates is not likely to be offset by a subsequent like reduction (or increase) in the level of one-month LIBOR.

                                  The failure by the Swap Counterparty in its obligation to make payments under the applicable swap contract, the conversion to a fixed rate that is below the rate that would otherwise be payable at the floating rate and/or the reduction of interest payments resulting from payment of interest to the Class A-MFL Regular Interest based on a pass-through rate below _______% per annum, would have a negative impact. There can be no assurance that a default by the Swap Counterparty and/or the conversion of the pass-through rate from a rate based on LIBOR to a fixed rate would not adversely affect the amount and timing of distributions to the holders of the Class A-MFL Certificates.

The Swap Contract

The Swap Contract will provide that, subject to any adjustments for Net Aggregate Prepayment Interest Shortfalls or for other losses on the mortgage loans that reduce interest available for payments to the Swap Counterparty or, if the Weighted Average Net Mortgage Rate limits the interest available for payments to the Swap Counterparty, in each case as described below, on the business day prior to each Distribution Date, commencing in January 2007, the paying agent will pay (or will instruct the master servicer to pay) an amount (the "Fixed Interest Distribution") to the Swap Counterparty equal to [___]% per annum, multiplied by a notional amount equal to the outstanding principal balance of the Class A-MFL Regular Interest (the "Class A-MFL Floating Rate Certificate Notional Amount") calculated on a 30/360 basis, and the Swap Counterparty will pay an amount equal to the Class A-MFL Floating Rate Certificate Notional Amount multiplied by the Pass-Through Rate of the Class A-MFL Certificates to the paying agent for the benefit of the holders of the Class A-MFL Certificates. The Pass-Through Rate for the Class A-MFL Certificates is one-month LIBOR (or, in the case of the initial Interest Accrual Period, an interpolated rate based on two-week and one-month LIBOR) + ____% based on the actual number of days elapsed in the related Interest Accrual Period and a 360-day year. Required payments under each Swap Contract with respect to each Distribution Date will be made by the Swap Counterparty or the paying agent on a net basis. The Swap Counterparty will also make payments to the trust with respect to the Swap Contract on the Closing Date.

If the debt ratings of the Swap Counterparty's Credit Support Provider fall below the levels specified for each Rating Agency as set forth in the Swap Contract (a "Rating Agency Trigger Event"), the Swap Counterparty will be required to post collateral, find a replacement swap counterparty or credit support provider that would not cause a Rating Agency Trigger Event to occur or enter into another arrangement satisfactory to each Rating Agency. If the Swap Counterparty fails to take such action, the paying agent, unless otherwise directed in writing by the holders of 100% of the Class A-MFL Certificates (and only to the extent that, and only for so long as, doing so does not lead the paying agent to incur expenses in excess of the amounts available to it from such holders for reimbursement) will be required to enforce the rights of the trust under the related Swap Contract as may be permitted by the terms of such Swap Contract and the Pooling and Servicing Agreement and use any termination payments received from the Swap Counterparty to enter into a replacement interest rate swap contract on substantially identical terms. The costs and expenses incurred by the paying agent in connection with enforcing the rights of the trust under the Swap Contract will be reimbursable to the paying agent solely out of amounts in the Class A-MFL Floating Rate Account that are otherwise payable to the Class A-MFL Certificates, to the extent not reimbursed by the Swap Counterparty; provided that without the consent of 100% of the holders of the Class A-MFL Certificates or the written confirmation of each Rating Agency then rating the Class A-MFL Certificates that such action or event will not result in the reduction, qualification or withdrawal of its then current rating of the Class A-MFL Certificates the paying agent will not be permitted to incur such costs and expenses in excess of any termination payment received from the Swap Counterparty and not otherwise applied to offset the expense of entering into a replacement interest rate swap contract. If the costs attributable to entering into a replacement interest rate swap contract would exceed the net proceeds of the liquidation of a Swap Contract, the paying agent will not be permitted to enter into a replacement interest rate swap contract and any such proceeds will instead be distributed to the holders of the Class A-MFL Certificates. Following the termination of a Swap Contract (and during the period when the paying agent is pursuing remedies under such Swap Contract) or if a Swap Default or other default or event of termination under a Swap Contract occurs and is continuing, until such default is cured or such Swap Contract is replaced, the Distributable Certificate Interest Amount with respect to the Class A-MFL Certificates will be equal to the Distributable Certificate Interest Amount for the Class A-MFL Regular Interest and the Class A-MFL Certificates will accrue interest at the same rate, on the same basis and in the same manner as the Class A-MFL Regular Interest. Any conversion of the Class A-MFL Certificates to a fixed interest rate subject to the Weighted Average Net Mortgage Rate will become permanent following the determination by the paying agent not to enter into a replacement interest rate swap contract and the distribution of any termination payments to the holders of the Class A-MFL Certificates. A Swap Default or termination of the Swap Contract and the consequent conversion to a fixed interest rate will not constitute a default under the Pooling and Servicing Agreement. A conversion to a fixed interest rate subject to the Weighted Average Net Mortgage Rate might result in a temporary delay to the holders of the Class A-MFL Certificates in receiving payment of the related Distributable Certificate Interest Amount on the Class A-MFL Certificates if DTC is not given sufficient notice of the resulting change in the payment terms of the Class A-MFL Certificates.

"Swap Default" means any failure on the part of the Swap Counterparty to (i) make a required payment under the Swap Contract or (ii) post acceptable collateral, find an acceptable replacement swap counterparty or credit support provider or enter into another arrangement satisfactory to each Rating Agency after a Rating Agency Trigger Event as required by such Swap Contract.

The paying agent will have no obligation on behalf of the trust to pay or cause to be paid to the Swap Counterparty any portion of the Class A-MFL Fixed Interest Distribution in respect of the Class A-MFL Regular Interest unless and until the related interest payment on such Class A-MFL Regular Interest is actually received by the paying agent; provided, however, that the paying agent may receive funds from the Swap Counterparty representing the net amount payable to the paying agent pursuant to the applicable Swap Contract and the paying agent may pay the net swap payment from amounts received on the Class A-MFL Certificates.

In addition, if the funds allocated to the payment of the Class A-MFL Fixed Interest Distribution of the Class A-MFL Regular Interest are insufficient to make any required payments to the Swap Counterparty and to make full distributions of the Class A-MFL Interest Distribution Amount to the Class A-MFL Certificates, the paying agent will be required to use such funds to make required payments to the Swap Counterparty prior to making distributions on Class A-MFL Certificates, and holders of such Certificates will experience a shortfall. Any Net Aggregate Prepayment Interest Shortfall allocated to the Class A-MFL Regular Interest, reduction in the interest available to be distributed to the Class A-MFL Regular Interest for any other reason or the reduction of the Weighted Average Net Mortgage Rate below ______% will result in a corresponding dollar-for-dollar reduction in the interest payment made by the Swap Counterparty to the related grantor trust and, therefore, a corresponding decrease in the amount of interest distributed on the Class A-MFL Certificates.

In addition to certain customary events of default and termination events contained in the Swap Contract, the Swap Counterparty will have the right to terminate the Swap Contract if the trust does not make a required payment to the Swap Counterparty or if the Pooling and Servicing Agreement is amended or the holders of the Class A-MFL Certificates or Class A-MFL Regular Interest waive compliance with any provisions of the Pooling and Servicing Agreement without the consent of the Swap Counterparty if such amendment or waiver would have an adverse effect on the Swap Counterparty.

Upon the request of the Depositor, the Swap Counterparty may, at its option, but is not required to, (i) provide any financial information required by Regulation AB with respect to the Swap Counterparty or any guarantor of the Swap Counterparty if providing the financial information of a guarantor is permitted under Regulation AB or (ii) assign the interest rate swap agreements at its own cost to another entity that has agreed to take the actions described in clause
(i) of this sentence with respect to itself (and which has the required swap counterparty rating and to which the assignment would satisfy the Rating Agency Condition).

The "significance percentage" with respect to the Swap Contracts is less than 10%. "Significance percentage" means the percentage that the amount of the "significance estimate" (as described below) represents of the initial aggregate Certificate Balance of the Class A-MFL Certificates. The "significance estimate" has been determined based on a reasonable good faith estimate of maximum probable exposure, made in substantially the same manner as that used in the Swap Counterparty's internal risk management process in respect of similar interest rate swap agreements.

The Swap Counterparty will be required to pay termination amounts, if any are payable pursuant to either Swap Contract, to the trust if an Event of Default or an Early Termination Date (each as defined in the Swap Contract) occurs under the applicable Swap Contract and the Swap Counterparty is the sole Defaulting Party or the sole Affected Party (each as defined in the Swap Contract). No other termination amounts will be payable by any party under either Swap Contract. Each Swap Contract will be filed with the SEC together with the Current Report on Form 8-K to be filed in connection with the issuance of the offered certificates.

All Prepayment Premiums or Yield Maintenance Charges allocated to the Class A-MFL Regular Interest will be paid to the Swap Counterparty unless the Swap Contract and any replacement swap contract is terminated, in which case, those amounts will be distributed to the Class A-MFL Certificates.